SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported):            September 27, 2006
webMethods, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15681	54-1807654
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)
3877 Fairfax Ridge Road
South Tower
Fairfax, Virginia		22030
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number including area code: (703) 460-2500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A is being filed as Amendment No. 1 to the Current Report on Form 8-K filed by webMethods, Inc. on October 3, 2006 (the “Initial 8-K”). The Initial 8-K was filed under Items 2.01 and 9.01 to report the completion of webMethods’ acquisition of Infravio, Inc. We are filing Amendment No. 1 to include the financial statements and pro forma financial information required under Item 9.01. Amendment No. 1 should be read together with the Initial 8-K.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
INDEX TO FINANCIAL STATEMENTS
INFRAVIO, INC.
(b) Pro Forma Financial Information.
INDEX TO PRO FORMA FINANCIAL INFORMATION
WEBMETHODS, INC.
Pro Forma (Unaudited) Condensed Combined Balance Sheet as of June 30, 2006	F-17
Pro Forma (Unaudited) Condensed Combined Statement of Operations for the year ended March 31, 2006	F-18
Pro Forma (Unaudited) Condensed Combined Statement of Operations for the three months ended June 30, 2006	F-19
Notes and Management’s Assumptions to Unaudited Pro Forma Condensed Consolidated Financial Information	F-20
(d) Exhibits.
23.1 Consent of PricewaterhouseCoopers LLP (filed herewith).

2

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

webMethods, Inc.

By:	/s/ DAVID MITCHELL

Name: David Mitchell
Title: President and Chief Executive Officer
Date: December 13, 2006

3

Report of Independent Auditors
To the Board of Directors and
Shareholders of Infravio, Inc.:
In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations and comprehensive loss, of shareholders’ deficit, and of cash flows present fairly, in all material respects, the financial position of Infravio, Inc. and its subsidiary at June 30, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
As discussed in Note 6 to the consolidated financial statements, the Company adopted FASB Staff Position 150-5 (“FSP 150-5”), “Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Simular Instruments on Shares that are Redeemable”, during the year ended June 30, 2006.
PricewaterhouseCoopers LLP
McLean, Virginia
December 13, 2006

Infravio, Inc.
Consolidated Balance Sheet

June 30, 2006
(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$419
Accounts receivable	317
Prepaid expenses and other current assets	127

Total current assets	863
Property and equipment, net	130
Other assets	40

Total assets	$1,033

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$321
Accrued expenses	360
Deferred revenue	530
Accrued interest	175
Warrants to purchase redeemable convertible preferred stock	891
Convertible notes payable	3,863

Total current liabilities	6,140
Long-term deferred revenue	90

Total liabilities	6,230

Commitments and contingencies

Redeemable convertible preferred stock:
Series A: no par value; 1,155 authorized; 1,155 shares issued and outstanding (liquidation preference of $385)	385
Series B: no par value; 7,000 authorized; 5,632 shares issued and outstanding (liquidation preference of $6,420)	6,420
Series C: no par value; 32,078 authorized; 20,403 shares issued and outstanding (liquidation preference of $6,284)	6,284
Series D: no par value; 14,900 authorized; 9,709 shares issued and outstanding (liquidation preference of $5,950)	5,950

Total redeemable convertible preferred stock	19,039

Shareholders’ deficit:
Common stock: no par value; 66,000 shares authorized; 3,290 shares issued and outstanding	122
Accumulated deficit	(24,331)
Accumulated other comprehensive loss	(27)

Total shareholders’ deficit	(24,236)

Total liabilities, redeemable convertible preferred stock and shareholders’ deficit	$1,033

The accompanying notes are an integral part of these consolidated financial statements.

Infravio, Inc.
Consolidated Statement of Operations and Comprehensive Loss

Year Ended
June 30, 2006
(In thousands)
Revenue:
License and maintenance	$281
Professional services	484

Total revenue	765

Costs and expenses:
Cost of revenue	392
Sales and marketing	2,635
Research and development	978
General and administrative	1,372

Total costs and expenses	5,377

Operating loss	(4,612)
Interest expense, net	(361)

Loss before cumulative effect of change in accounting principle	(4,973)
Cumulative effect of change in accounting principle	(169)

Net loss	(5,142)
Accretion of redeemable convertible preferred stock	(107)

Net loss available to common shareholders	$(5,249)

Comprehensive loss:
Net loss	$(5,142)
Other comprehensive loss:
Foreign currency translation adjustment	(21)

Total comprehensive loss	$(5,163)

The accompanying notes are an integral part of these consolidated financial statements.

Infravio, Inc.
Consolidated Statement of Shareholders’ Deficit

				Accumulated
				Other	Total
	Common Stock		Accumulated	Comprehensive	Shareholders’
	Shares	Amount	Deficit	Loss	Deficit
	(In thousands)
Balance, June 30, 2005	3,266	$556	$(19,082)	$(6)	$(18,532)

Common stock issued on exercise of options	24	1	—	—	1
Employee stock-based compensation	—	69	—	—	69
Non-employee stock-based expense	—	9	—	—	9
Accretion of redeemable convertible preferred stock	—	—	(107)	—	(107)
Reclassification of warrants to purchase reedemable convertible preferred stock to liability upon adoption of FSP 150-5	—	(513)	—	—	(513)
Net loss	—	—	(5,142)	—	(5,142)
Other comprehensive loss	—	—	—	(21)	(21)

Balance, June 30, 2006	3,290	$122	$(24,331)	$(27)	$(24,236)

The accompanying notes are an integral part of these consolidated financial statements.

Infravio, Inc.
Consolidated Statement of Cash Flows

Year Ended
June 30, 2006
(In thousands)
Cash flows from operating activities:
Net loss	$(5,142)
Cumulative effect of change in accounting principle	169

Loss before cumulative effect of change in accounting principle	(4,973)
Adjustments to reconcile loss before cumulative effect of change in accounting principle to net cash used in operating activities:
Change in fair value of warrants to purchase redeemable convertible preferred stock	209
Depreciation	66
Loss on disposal of assets	22
Amortization of deferred rent	(19)
Employee stock-based compensation	69
Non-employee stock-based expense	9
Increase (decrease) in cash resulting from changes in assets and liabilities:
Accounts receivable	(87)
Prepaid expenses and other current assets	(52)
Other long-term assets	34
Accounts payable	183
Accrued expenses and other liabilites	361
Deferred revenue	228
Long-term deferred revenue	90

Net cash used in operating activities	(3,860)

Cash flows from investing activities:
Acquisition of property and equipment	(22)

Restricted cash	(25)

Net cash used in investing activities	(47)

Cash flows from financing activities:
Proceeds from exercise of stock options	1
Proceeds from loan payable	3,863

Net cash provided by financing activities	3,864

Effect of exchange rate on cash and cash equivalents	(49)

Net decrease in cash and cash equivalents	(92)
Cash and cash equivalents at beginning of period	511

Cash and cash equivalents at end of period	$419

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$—

Income taxes	$—

Supplemental disclosure of non-cash investing and financing activities:

Reclassification of warrants to purchase redeemable convertible preferred stock to liability	$513

The accompanying notes are an integral part of these consolidated financial statements.

Infravio, Inc.
Notes to Consolidated Financial Statements
1. Infravio
Infravio, Inc. (“Infravio”) was incorporated in California on September 10, 1999. Infravio was a provider of software for service oriented architecture (SOA) registry and governance solutions. SOA governance enforces the policies and procedures that determine how developers and business users leverage and utilize services throughout the entire SOA lifecycle, from initial development and run-time to ongoing changes in the system.
2. Summary of Significant Accounting Policies and Other Disclosures
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of Infravio and its wholly-owned subsidiary in Chennai, India, Infravio Software Technologies Private Limited. All material intercompany accounts and transactions have been eliminated.
Use of Estimates
The preparation of consolidated financial statement in conformity with the accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of asset and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates also include the valuation of deferred tax assets and the value of Infravio’s common stock. Actual results could differ from those estimates.
Cash and Cash Equivalents
Infravio considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Infravio must maintain a certificate of deposit with a lending institution for maintaining an Infravio credit card. In addition, Infravio must maintain a certificate of deposit for the State of California for collection of sales tax. As of June 30, 2006, $49,000 was classified as restricted cash and is included in prepaid expenses and other current assets on the Consolidated Balance Sheet.
Concentration of Credit Risk
Financial instruments that potentially subject Infravio to a concentration of a credit risk consist of cash, cash equivalents, and accounts receivable. Infravio deposits cash or cash equivalents with high credit quality financial institutions which at times exceed federally insured limits. Infravio has not experienced any loss on its deposits. Infravio’s accounts receivable are derived from revenue earned from customers located in the U.S. Infravio performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers.
In the year ended June 30, 2006, three customers represented an aggregate of 68% of revenue. At June 30, 2006, two customers represented 83% of accounts receivable. No other customer represents 10% or more of accounts receivable or revenue.
Allowance for Doubtful Accounts
Infravio establishes an allowance for doubtful accounts against accounts receivable balances when, based upon the most current information available, it is determined that a balance is not collectible. Infravio considers all its accounts receivables to be collectible at June 30, 2006; accordingly, no allowance for doubtful accounts is provided in the consolidated financial statements. Infravio did not incur bad debt expense during the year.
Unbilled Receivables
Unbilled receivables represent recoverable costs incurred and accrued profit related to professional services contracts for which the customer has not yet been billed. As of June 30, 2006, $16,000 of unbilled receivables is included in accounts receivable.
Property and Equipment
Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 3 to 5 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the respective assets. Maintenance and repairs are charged to expense as incurred. Additions and improvements that increase the value or extend the life of an asset are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the balance sheet and any resulting gain or loss is reflected in operations in the period realized.
Included in property and equipment is the cost of internally developed software and software purchased for internal use. In accordance with Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, eligible internally developed software costs incurred are capitalized subsequent to the completion of the preliminary project stage. After all substantial testing and deployment is completed and the software is ready for its intended use, internally developed software costs are amortized using the straight-line method over the estimated useful life of the software, generally three years.
Impairment of Long-Lived Assets
Infravio accounts for impairment of long-lived assets under FASB Statement No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” which requires Infravio to review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of the asset might not be recoverable. When such an event occurs, Infravio estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. While Infravio’s current operating cash flow losses are indicators of impairment, Infravio believes future cash flows to be received from long-lived assets exceed the assets’ carrying values, and accordingly, to date, no impairment loss has been recognized.
Revenue Recognition
Infravio enters into arrangements, which may include the sale of software licenses, professional services and maintenance or various combinations of each element. Infravio recognizes revenue based on SOP 97-2, “Software Revenue Recognition,” as amended, and modified by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions”.
Software licensing and maintenance revenues represent sales of either term or perpetual licenses for Infravio’s software, which do not require significant modification and customization services. For software licensing sales not requiring significant modification and customization services and where professional services are not essential to the functionality of the software, Infravio recognizes software licensing revenues when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery and acceptance, if required, has occurred, (3) the fee is fixed and determinable and (4) collectibility is probable. Infravio does not have vendor-specific objective evidence (VSOE) of fair value for its software licenses or maintenance services. Accordingly, when licenses are sold in conjunction with the maintenance services, the license and maintenance revenues are recognized over the term of the maintenance service period. Support and maintenance revenues include software patches, unspecified enhancements and upgrades (when and if available), and telephone support. For sales to resellers, revenue is recognized on a “sell-through” basis, i.e., when the software product is sold to the end-user. Infravio does not offer exchanges of its products and historically has not experienced significant returns.
Professional services revenues, which are substantially time and materials related, consist of training, implementation and installation services and are recognized as the services are provided. Revenue from time-and-material contracts is recognized on hours actually incurred at the negotiated contract billing rates plus the cost of any allowable materials and out-of-pocket expenses. Contracts with fixed or not to exceed fees are recognized on a percentage-of-completion method. If there is a significant uncertainty about the project completion or receipt of payment for professional services, revenue is deferred until the uncertainty is sufficiently resolved. Revenue for training is recognized when the services are performed.
Deferred revenue represents amounts invoiced to or received from customers under certain license, maintenance and service agreements for which the revenue earnings process has not been completed.
Cost of Revenue
Infravio cost of revenue includes compensation and associated benefits for personnel directly assigned to contracts and reimbursable and non-reimbursable direct expenses related to contracts.
Software Development Costs
Infravio’s accounts for software development costs in accordance with FASB Statement No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Software development costs incurred in conjunction with product development are charged to research and development expense until technological feasibility is established. To date, the period between technological feasibility and general availability has been short, and thus all software development costs qualifying for capitalization are insignificant.

Redeemable Convertible Preferred Stock
The carrying value of redeemable convertible preferred stock is increased by periodic accretions so that the carrying amount will equal the redemption amount at the redemption date. These increases are effected through charges against accumulated deficit.
Stock-based Compensation
Infravio uses the intrinsic value method to record stock-based compensation, which requires that deferred stock-based compensation be recorded for the difference between an option’s exercise price and fair value of the underlying common stock on the grant date of the option. Stock-based compensation, if any, is amortized over the estimated term of the option, generally four years, using the multiple option approach. During the year ended June 30, 2006, Infravio granted options that had an exercise price lower than the market value resulting in compensation expense for the intrinsic value. The intrinsic value for 4,070,000 grants was $523,000 which will be amortized over the estimated term of the options of four years. For the year ended June 30, 2006, $69,000 was recognized as employee stock-based compensation expense included in operating expenses.
Had compensation cost for Infravio’s stock-based compensation plan been determined based upon the fair value at the grant dates for the award under a method prescribed by FASB Statement No. 123, “Accounting for Stock-based Compensation,” Infravio’s net loss would have increased to the pro forma amounts indicated below:

Year Ended
June 30, 2006
(in thousands)
Net loss available to common shareholders, as reported	$(5,249)

Add: stock-based employee compensation expense recorded under APB 25 intrinsic value method	69

Deduct: stock-based employee compensation expense determined under FAS 123 fair value method	(72)

Pro forma net loss available to common shareholders	$(5,252)

Infravio calculated the fair value of each option grant on the date of the grant using the Black-Scholes option pricing method with the following assumptions:

Year Ended
June 30, 2006
Expected stock price volatility	47.22%
Risk-free interest rate	5.20%
Expected life of options (in years)	4.00
Dividend yield	0%
The weighted average fair value per share for stock option grants that were awarded during the years ended June 30, 2006 was $0.14.
For the year ended June 30, 2006 280,000 options were granted to non-employees and $36,000 will be recognized over the options two-year term. For the year ended June 20, 2006, $9,000 was recognized as consulting expense included in operating expenses. Expense was determined under the fair value method using the Black-Scholes option pricing method, with the same assumptions noted above.
Income Taxes
Infravio is subject to federal, state and local income taxes in the United States and India and recognizes deferred taxes in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments
Carrying amounts of certain of Infravio’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to their short maturities. The carrying amount of Infravio’s debt approximates fair value as the components are short-term in nature.
Foreign Currency Translation
The functional currency is the local currency for the subsidiary in India, and as such, Infravio translates the balance sheet of its subsidiary using the year end exchange rates and the income statement using the average exchange rates for the period. The cumulative effect of these translation adjustments are reported in accumulated other comprehensive loss in shareholders’ deficit.
Comprehensive Loss
FASB Statement No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and display of comprehensive income and its components. FASB Statement No. 130 requires companies to report “comprehensive income” that includes unrealized gains and losses and other items that have been previously excluded from net income or loss and reflected instead in shareholders’ equity. Comprehensive loss for Infravio consists solely of foreign currency translation adjustments.
Recently Issued Accounting Pronouncements
In December 2004 the FASB issued revised FASB Statement 123R, “Share-Based Payment,” which sets forth accounting requirements for “share-based” compensation to employees and requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation. We currently provide pro forma disclosure of the effect on net loss and loss per share of the fair value recognition provisions of FASB Statement 123. Under FASB Statement 123R, such pro forma disclosure will no longer be an alternative to financial statement recognition. We must adopt the new accounting provisions effective July 1, 2006 and recognize the cost of all share-based payments to employees, including stock option grants, in the income statement based on their fair values. We are currently evaluating the impact of the adoption of FASB Statement 123R on our results of operations, including the valuation methods and support for the assumptions that underlie the valuation of the awards.
In November 2005, the FASB issued FASB Staff Position, or FSP, No. FAS 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” Effective upon issuance, this FSP describes an alternative transition method for calculating the tax effects of stock-based compensation pursuant to FASB Statement 123R. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and the statement of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of FASB Statement 123R. Companies have one year from the later of the adoption of FASB Statement 123R or the effective date of the FSP to evaluate their transition alternatives and make a one-time election. Infravio is currently evaluating which transition method to adopt and the potential impact of this new guidance on its results of operations and financial position.
In June 2006, the Emergency Issuer Task Force (“EITF”) reached a consensus on EITF Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (“EITF 06-03”). EITF 06-03 provides that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. The provisions of EITF 06-03 will be effective for annual reporting periods beginning after December 15, 2006. Infravio is currently evaluating the potential impact of adopting EITF 06-03 on its results of operations and financial position.
In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes— an Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. FIN 48 requires that entities recognize in the consolidated financial statements the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 will be effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Infravio is currently evaluating the potential impact of adopting FIN 48 and believes the adoption will not have a material impact on Infravio’s results of operations or financial condition.
In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements.” FASB Statement 157 establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is still assessing the impact of adoption of this standard on Infravio’s financial position and results of operations.

3. Property and Equipment
Property and equipment consists of the following at June 30, 2006 (in thousands):

Computer equipment	$378
Furniture and fixtures	5
Leasehold improvements	17
Office equipment	27
Software	103

530
Less: accumulated depreciation and amortization	(400)

$130

Depreciation expense for the year ended June 30, 2006 was $66,000.
4. Income Taxes
Infravio has recorded no provision for income taxes for the year ended June 30, 2006, as Infravio has incurred operating losses since its inception in the United States and the Indian subsidiary is not subject to income taxation until after March 31, 2009.
Loss before income taxes consists of the following for the year ended June 30, 2006:

Domestic	($5,290)
Foreign	148

($5,142)

Net operating loss carryforwards (NOLs) for the United States corporate federal income tax purposes as of June 30, 2006 are approximately $23.3 million. The United States NOL carryforwards will begin to expire in 2021. Research and development credit carryforwards as of June 30, 2006 are $155,000 and will begin to expire in 2021. The realization of the benefits of the NOLs and the research and development credit carryforwards are dependent on sufficient taxable income in future years. Lack of earnings, a change in ownership of Infravio, or the application of alternative minimum tax rules could adversely affect Infravio’s ability to utilize the NOLs and the research and development credit carryforwards.
Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Infravio’s deferred tax assets and liabilities consist of the following as of June 30, 2006 (in thousands):

Deferred tax assets:
Net operating loss carryforwards	$9,284
Research and development credit carryforwards	155
Deferred revenue	247
Property and equipment	69
Accrued expenses	43
Stock compensation expense	31

Total deferred tax assets	9,829
Deferred tax liabilities	—

Net deferred tax assets	9,829
Valuation allowance	(9,829)

Net deferred tax assets	$—

The recognition of deferred tax assets is recorded when such assets are more likely than not realizable. Infravio has provided a full valuation allowance against its net deferred tax assets as of June 30, 2006, based on a number of factors, which included Infravio’s historical operating performance and the reported cumulative net losses in prior years. The valuation allowance increased during the year ended June 30, 2006 by approximately $2.0 million, primarily due to the increase in net operating loss carryforwards.

The net undistributed earnings of the India subsidiary are considered to be indefinitely reinvested, and accordingly, no provision for U.S. income taxes has been provided thereon. Upon distribution of these earnings in the form of dividends or otherwise, Infravio will be subject to U.S. income taxes net of available net operating loss carryforwards. It is not practicable at this time to determine the amount of the unrecognized deferred tax liability for temporary differences related to the investment in the foreign subsidiary that is essentially permanent in duration.
The provision for income taxes differs from the amount of taxes determined by applying the U.S. Federal statutory tax rate to income before taxes as a result of the following for the year ended June 30, 2006:

U.S. Federal statutory rate	(34.0)%
State and local taxes, net of Federal income tax benefit	(5.6)
Foreign rate differential	(1.0)
Warrant expense	2.5
Change in valuation allowance	38.1

Income tax provision	—%

5. Commitments and Contingencies
Infravio leases office space under a noncancelable operating lease with an expiration date of October 31, 2006. Rent expense for the year ended June 30, 2006 was $126,721. Future minimum lease payments under noncancelable operating leases are $48,705 through October 2006.
Indemnification of Officers and Customers
The following is a summary of agreements that Infravio has determined are within the scope of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”:
As permitted under California law, Infravio has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is or was servicing at Infravio’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments Infravio could be required to make under these indemnification agreements is unlimited. Infravio has directors and officers insurance to limit its exposure and enable it to recover a portion of any future amounts paid. Infravio believes the estimated fair value of these agreements is minimal. Infravio has no liabilities recorded for these agreements as of June 30, 2006.
Infravio includes standard intellectual property indemnification clauses in its software license agreements. Pursuant to these clauses, Infravio holds harmless and agrees to defend the indemnified party, generally Infravio’s business partners and customers, in connection with certain patent, copyright or trade secret infringement claims by third parties with respect to Infravio’s products. The term of the indemnification clauses is generally perpetual any time after execution of the software license agreement. In the event an infringement claim against Infravio or an indemnified party is successful, Infravio, at its sole option, agrees to do one of the following: (i) procure for the indemnified party the right to continue to use the software; (ii) provide a modification to the software so that its use becomes non-infringing; (iii) replace the software with software which is substantially similar in functionality and performance; or (iv) refund the residual value of the software license fees paid by the indemnified party for the infringing software. Infravio believes the estimated fair value of these agreements is minimal. Infravio has no liabilities recorded for these agreements as of June 30, 2006.
6. Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock at June 30, 2006 consists of the following:
(in thousands)

	Shares		Liquidation	Proceeds Net of
Series	Authorized	Outstanding	Amount	Issuance Costs
A	1,155,000	1,155,000	$385	$385
B	7,000,000	5,631,579	6,420	6,410
C	32,077,923	20,402,735	6,284	6,214
D	14,900,000	9,708,738	5,950	5,923

Total	55,132,923	36,898,052	$19,039	$18,932

The holders of redeemable convertible preferred stock have various rights and preferences as follows:

Voting
Each share of Series A, B, C, and D redeemable convertible preferred stock (“Preferred A, B, C or D stock”) has voting rights equal to an equivalent number of shares of common stock into which the Preferred A, B, C, and D stock is convertible and votes together as a class with common stock.
As long as the shares of Preferred A, B, and C and Preferred D stock remain outstanding, Infravio must obtain approval from at least 60% of the holders of preferred stock voting together as a single class, for any action that: (i) amend or repeal any provision of, or add any provision to, Infravio’s Articles of Incorporation or bylaws, if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the preferred stock in a reverse manner; (ii) dissolve, liquidate or wind up its business; (iii) authorize or issue any new shares or reclassify any common stock or other shares into shares of any class or series of stock senior to or on parity with Preferred B, C, or D stock, or increase its rights , preferences or privileges of any class or series of stock senior to or on a parity with Preferred B, C, or D stock as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights or otherwise; (iv) sell or otherwise dispose of all or substantially all of the assets of Infravio; or effect a consolidation, reorganization or merger of Infravio; (v) redeem, purchase or otherwise acquire any shares of Infravio’s capital stock; or (vi) effect an acquisition of another corporation by merger or purchase of substantially all of the assets.
Dividends
Holders of Series A, B, C, and D redeemable convertible preferred stock are entitled to receive non-cumulative dividends at a per annum rate of $0.0333 1/3, $0.11, $0.0308, and $0.618 per share, respectively, when and if declared by the Board of Directors. The holders of Preferred A, B, C, and D stock will also be entitled to participate in dividends of common stock, when and if declared by the Board of Directors, based on the number of shares of common stock held on an as-if converted basis. No dividends on redeemable convertible preferred stock or common stock have been declared by the Board from inception through June 30, 2006.
Liquidation
In the event of any liquidation, dissolution or winding up of Infravio, the holders of Preferred D stock are entitled to receive distributions prior and in preference to any distribution of assets or surplus funds of Infravio to the holders of Preferred A, B, and C or common stock, in the amount of $0.618 per share. After the Preferred D stock preferential amount is paid in full, the holders of Preferred A, B, and C stock shall be entitled to receive in preference to the holders of the common stock a per share amount of $0.3333 1/3, $1.14, and $0.308, respectively, plus any declared but unpaid dividends. After the payment to the holders of preferred stock, the remaining assets shall be distributed ratably to the holders of the common stock and the Preferred B, C, and D stock on a common equivalent basis. A merger, acquisition, sale of voting control or sale of substantially all of the assets of Infravio in which the shareholders of Infravio do not own 50% of the voting power of the surviving entity shall be deemed to be a liquidation.
Conversion
Each share of Preferred A, B, C, and D stock is convertible, at the option of the holder, at any time, into shares of common stock determined by the conversion rate. The initial conversion rate per share of the Preferred A, B, C, and D stock is 1.051193:1, 1.329412:1, 1:1, and 1:1, respectively. The conversion rate shall be subject to adjustment.
Each share of Preferred A, B, C, and D stock will automatically convert into shares of common stock, at the then effective conversion rate, upon the earlier to occur of: (i) the closing of an underwritten public offering of shares of common stock of Infravio at a per share price not less than $2.00 and for a total offering of not less than $30 million (before deduction of underwriters commissions and expenses); or (ii) the consent of the holders of 60% of the outstanding Preferred A, B, C, and D stock voting together as a single class provided however that if the price to the public per share would represent less than a two times return on a share of Preferred C and D stock as converted at the then applicable conversion price, the consent of at least 66 2/3% of the outstanding Preferred C and D stock voting together as a single class shall be required for the conversion.
The conversion price of the Preferred B and C stock will be subject to a weighted average adjustment (based on all outstanding shares of preferred and common stock and all currently outstanding options and warrants) to reduce dilution in the event that Infravio issues additional equity securities (other than reserved employee options) at a purchase price less than applicable conversion price. The conversion price will also be subject to proportional adjustment for stock splits, stock dividends and recapitalizations.

Warrants for Convertible Preferred Stock
In October 2000, Infravio issued warrants to purchase 61,403 shares of Preferred B stock at $1.14 per share in connection with obtaining a capital lease line in the amount of $1 million available until June 30, 2001. Infravio recorded and expensed in full the fair value of these warrants of $59,000 as loan arrangement fees in 2001. This amount was derived using the Black-Scholes option pricing method with a volatility of 80%, a risk-free interest rate of 5.87% and a ten year contractual life.
In June 2002, Infravio issued warrants to purchase 1,428,567 shares of Preferred C stock at $0.308 per share in connection with obtaining a bridge loan in the amount of $1.1 million. In August 2002, Infravio issued additional warrants to purchase 129,870 shares of Preferred C stock at $0.308 per share in connection with a $100,000 increase of the bridge loan. In October 2002, Infravio issued additional warrants to purchase 649,345 shares of Preferred C stock at $0.308 per share in relation to adding $500,000 to the bridge loan. Using the Black-Scholes option pricing method, Infravio determined that the relative fair value of each tranche of warrants was $294,000, $27,000, and $133,000, respectively. Accordingly, $294,000 and $160,000 was attributed to common stock in the years ended June 2002 and 2003, respectively. The total was charged to interest expense in the year ended June 30, 2003.
With the adoption of FSP No. FAS 150-5, “Issuer’s Accounting Under FAS 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable,” these warrants to purchase Preferred B and C stock are reclassified from common stock to a warrant liability. FSP No. FAS 150-5 requires changes in previously reported amounts be accounted for as the cumulative effect of a change in accounting principle in the first reporting period. Infravio was a liability for the warrants of $891,000 in the consolidated balance sheet as of June 30, 2006. As s result of the adoption of FSP No. FAS 150-5 the Company recorded a cumulative effect of a change in accounting principle of $169,000. The current year impact resulting from the change in fair value of the warrants of $209,000 is included in interest expense, net in the consolidated statement of operations and comprehensive loss. Using the Black-Scholes option pricing method, Infravio calculated the following fair values for each warrant using the following assumptions at July 1, 2005:

	Number of		Risk Free	Term	Fair Value of	Fair Value
	Shares	Volatility	Rate	(in years)	Preferred Stock	of Warrant
Series B	61,403	78%	3.68%	5.3	$1.20	$49,745
Series C	1,428,567	80%	3.92%	7.0	0.37	407,407
Series C	129,870	80%	3.92%	7.2	0.37	37,289
Series C	649,345	80%	3.92%	7.3	0.37	187,685
Using the Black-Scholes option pricing method, Infravio calculated the following fair values for each warrant using the following assumptions at June 30, 2006:

	Number of		Risk Free	Term	Fair Value of	Fair Value
	Shares	Volatility	Rate	(in years)	Preferred Stock	of Warrant
Series B	61,403	50%	5.20%	4.3	$1.33	$42,008
Series C	1,428,567	75%	5.08%	6.0	0.50	547,131
Series C	129,870	75%	5.08%	6.2	0.50	50,079
Series C	649,345	75%	5.08%	6.3	0.50	252,072
7. Convertible Notes Payable
On July 15, 2005, Infravio entered into a Bridge Financing arrangement for the sales and issuance of convertible secured promissory notes in the aggregate amount of $2,945,000 with the investors of the Preferred D stock. The notes accrue interest at 8% per annum compounded daily. Additionally, Infravio amended the agreement in May 2006 and June 2006 to increase the aggregate amount of the notes available for sale to $4,445,000. As of June 30, 2006, the aggregate executed convertible secured promissory notes totaled $3,863,000 with accrued interest of $175,000.
Upon a qualified financing, the outstanding notes and accrued interest are automatically converted to an equal amount of Preferred D stock at $0.618 per share. The holders of the notes may also elect to convert the notes into Preferred D stock at any time.
8. Common Stock
Infravio’s Articles of Incorporation, as amended, authorize Infravio to issue 66,000,000 shares of its common stock. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

9. Stock Option Plan
On January 20, 2000, Infravio adopted the 2000 Stock Option Plan (the “Plan”). The Plan provides for granting of stock options to employees and consultants of Infravio. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive Stock Options (“ISOs”) may be granted only to Company employees (including officers and directors who are also employees). Nonqualified Stock Options (“NSOs”) may be granted to Company employees and consultants. Infravio has reserved 10,872,125 shares of common stock for issuance under the Plan.
Options under the Plan may be granted for periods up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the grant date, respectively and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively.
During the year ended June 30, 2006, Infravio granted options that had an exercise price lower than the fair market value resulting in compensation expense for the intrinsic value. The intrinsic value for 4,070,000 grants was $523,000 which will be amortized over the estimated term of the options of four years. For the year ended June 30, 2006, $69,000 was recognized as employee stock-based compensation expense included in operating expenses.
For the year ended June 30, 2006 280,000 options were granted to non-employees and $36,000 will be recognized over the options two year term. For the year ended June 20, 2006, $9,000 was recognized as consulting expense included in operating expenses.
The following table summarizes option activity under the Plan:

	Shares	Number of		Weighted
	Available for	Shares		Average
	Grant	Outstanding	Exercise Price	Exercise Price
Balances at June 30, 2005	7,388,297	6,343,974	$0.03 - $0.11	$0.05

Options granted	(4,350,000)	4,350,000	0.06	0.06
Options exercised	—	(23,636)	0.03 - 0.11	0.06
Options cancelled	—	(872,851)	0.03 - 0.11	0.06

Balances at June 30, 2006	3,038,297	9,797,487	$0.03 - $0.11	$0.05

Options Outstanding				Options Exercisable
		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
Exercise Price	Outstanding	Contractual Life	Exercise Price	Outstanding	Exercise Price
$0.03	2,897,787	6.74	$0.03	2,249,897	$0.03
0.06	6,201,700	8.94	0.06	1,310,173	0.06
0.07	330,500	3.33	0.07	330,500	0.07
0.11	367,500	5.09	0.11	367,500	0.11

$0.03 - $0.11	9,797,487	7.96	$0.05	4,258,070	$0.05

401(k) Savings Plan
In January 2001, Infravio established a defined contribution savings plan (the “401(k) Plan”) that meets the requirements under Section 401(k) of the Internal Revenue Code. This 401(k) Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Infravio contributions to the 401(k) Plan may be made at the discretion of the Board of Directors. Through June 30, 2006 there have been no contributions made to the 401(k) Plan by Infravio.

10. Related Party
Infravio had a customer relationship with NetIQ, one of Infravio’s Preferred Stock and Notes Payable holders. For the year ended June 30, 2006, Infravio had revenues from NetIQ of approximately $115,000. As of June 30, 2006, NetIQ had approximately $4.9 million and $475,000 of Series D Redeemable Convertible Preferred Stock and Convertible Notes Payable, respectively.
11. Subsequent Events
Convertible Notes Payable
In August 2006, Infravio borrowed an additional $500,000 under the Bridge Financing arrangement with the investors of the Preferred D stock.
Acquisition of Infravio by webMethods, Inc.
On September 8, 2006, Infravio, webMethods, Inc. (“webMethods”) and certain holders of capital stock of Infravio entered into an Agreement and Plan of Merger (the “Acquisition Agreement”). On September 27, 2006, webMethods acquired 100% of the capital stock of Infravio and Infravio became a wholly-owned subsidiary of webMethods.
Under the Acquisition Agreement, the aggregate consideration payable by webMethods was $37,745,000 (the “Consideration”). Pursuant to the terms of an escrow agreement entered into by the parties, $5,271,000 of the Consideration will be held in escrow for 18 months to satisfy potential indemnification obligations of the Infravio stockholders to webMethods.
In connection with the Acquisition, (i) convertible secured promissory notes in the aggregate amount of $1,418,000, plus accrued interest of $27,000, were repaid; (ii) convertible secured promissory notes in the aggregate amount of $2,945,000, plus accrued interest of $233,000, were converted into shares of Preferred D Stock and purchased by webMethods for $4,135,000; (iii) all of the outstanding shares of Preferred A, B and C stock and the remaining shares of Preferred D stock of Infravio were purchased by webMethods for $26,089,000; (iv) all of the outstanding shares of common stock of Infravio were purchased by webMethods for $612,000; (v) warrants to purchase 61,403 shares of Preferred B stock and warrants to purchase 2,207,782 shares of Preferred C stock were canceled for payments of $426,000; and (vi) options to purchase 957,500 shares of common stock of Infravio were canceled in consideration for payments of $134,000. Prior to the Acquisition, unvested stock options held by Infravio employees were immediately vested. As part of the Acquisition, options to purchase 8,839,537 shares of common stock held by Infravio employees were converted into options to purchase 161,050 shares of webMethods common stock and the holders of these options received additional consideration of $281,000, which is held in escrow.

WEBMETHODS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Infravio, Inc. (“Infravio”) by webMethods, Inc. (“webMethods”). This unaudited pro forma condensed combined financial information is based on the historical financial statements of webMethods and Infravio and on the assumptions and estimates set forth below in the notes to such information.
The unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2006 gives effect to the acquisition as if the acquisition occurred on June 30, 2006.
The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 2006 gives effect to the acquisition as if the acquisition occurred on April 1, 2005, and due to the different fiscal period ends combines the Infravio historical financial information for the year ended June 30, 2006 with webMethods’ historical financial information for the year ended March 31, 2006.
The unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended June 30, 2006 gives effect to the acquisition as if the acquisition occurred on April 1, 2006, and due to the different fiscal period ends combines the Infravio’s historical financial information for the three months ended June 30, 2006, which is also included in the Infravio historical financial information for the year ended June 30, 2006, with webMethods’ historical financial information for the three months ended June 30, 2006.
webMethods has accounted for the acquisition as a business combination using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, considering a number of factors, including the use of an independent appraisal. The valuation model prepared by our independent appraisers had not been finalized as of the date of this Form 8-K/A. Therefore the allocation of the purchase price is subject to revision. Subsequent revisions, if any, are not expected to be material. Estimates of the fair values of acquired assets and liabilities of Infravio have been combined with the recorded values of the assets and liabilities of webMethods in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, does not give effect to any potential cost savings or other synergies that could result from the acquisition
The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the financial position or results of operations in future periods or the results that would have been realized if the acquisition had been consummated on the dates indicated. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of webMethods contained in its Annual Report on Form 10-K for the fiscal year ended March 31, 2006, which was filed with the SEC on June 22, 2006, and in its Quarterly Report on Form 10-Q for the three months ended June 30, 2006, which was filed with the SEC on August 9, 2006, and the historical financial statements of Infravio included elsewhere in this Form 8-K/A.

WEBMETHODS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2006
(In thousands)

	Historical
			Pro Forma		Pro Forma
	webMethods	Infravio	Adjustments		Combined
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$129,162	$419	$(36,144	)1	$93,437
Marketable securities available for sale	45,927	—	—		45,927
Accounts receivable, net of allowance of $850 and $0	45,455	317	—		45,772
Deferred income tax assets, net	158	—	—		158
Prepaid expenses and other current assets	7,772	127	—		7,899

Total current assets	228,474	863	(36,144)		193,193
Property and equipment, net	9,582	130	—		9,712
Goodwill	46,704	—	28,733	2	75,437
Intangible assets, net	5,394	—	9,050	2	14,444
Long-term deferred income tax assets, net	2,044	—	—		2,044
Other assets	5,509	40	—		5,549

Total assets	$297,707	$1,033	$1,639		$300,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,782	$321	$435	1	$6,538
Accrued expenses	21,661	360	1,786	1	23,807
Deferred revenue	54,293	530	(546	) 5	54,277
Accrued interest	—	175	(175	) 6	—
Warrants to purchase redeemable convertible preferred stock	—	891	(891	) 3	—
Current portion of capital lease obligations	183		—		183

Total current liabilities	81,919	2,277	609		84,805
Capital lease obligations, net of current portion	—	—	—		—
Other long-term liabilities	3,789	—	—		3,789
Convertible notes payable	—	3,863	(3,863	)6	—
Long-term deferred revenue	2,226	90	—		2,316

Total liabilities	87,934	6,230	(3,254)		90,910

Commitments and contingencies

Redeemable convertible preferred stock, 55,133 authorized, 36,898 shares issued and outstanding	—	19,039	(19,039	)3	—
Stockholders’ equity:
Common stock, $0.01 par value; 500,000 shares authorized; 55,432 shares issued and outstanding	$554	$—	$—		$554
Common stock, no par value; 66,000 shares authorized; 3,290 shares issued and outstanding		122	(122	)3
Additional paid-in capital	537,945	—	866	1	538,811
Accumulated deficit	(328,006)	(24,331)	24,331	3	(329,176)

			(1,170	)4
Accumulated other comprehensive loss	(720)	(27)	27	3	(720)

Total stockholders’ equity	209,773	(24,236)	23,932		209,469

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$297,707	$1,033	$1,639		$300,379

WEBMETHODS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2006
(In thousands, except per share amounts)

	Historical
	webMethods	Infravio
	For the Year	For the Year
	Ended	ended	Pro Forma		Pro Forma
	March 31, 2006	June 30, 2006	Adjustments		Combined
	(In thousands, except per share data)
Revenue	$208,818	$765	$—		$209,583
Costs and expenses:
Cost of revenue	58,861	392	2,252	7	61,505
Sales and marketing	74,084	2,635	—		76,719
Research and development	40,197	978	—		41,175
General and administrative	23,812	1,372	—		25,184
Restructuring costs	411	—	—		411

Total costs and expenses	197,365	5,377	2,252		204,994

Operating income (loss)	11,453	(4,612)	(2,252)		4,589
Interest income and expense, net	5,221	(361)	(1,690	)8	3,557
			387	9	—

Income (loss) before income taxes	16,674	(4,973)	(3,555)		8,146
Provision for income taxes	(1,348)	—	(30	)13	(1,378)

Income (loss) before cumulative effect of change in accounting principle	18,022	(4,973)	(3,525)		9,524
Cumulative effect of change in accounting principle	—	(169)	169	9	—

Net income (loss)	$18,022	$(5,142)	$(3,356)		$9,524

Basic net income per share	$0.34				$0.18

Diluted net income per share	$0.33				$0.17

Shares used in computing basic net income per share	53,779				53,779

Shares used in computing diluted net income per share	55,045				55,118

WEBMETHODS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2006
(In thousands, except per share amounts)

	Historical
	webMethods	Infravio
	For the Three	For the Three
	Months Ended	Months Ended	Pro Forma		Pro Forma
	June 30, 2006	June 30, 2006	Adjustments		Combined
	(In thousands, except per share data)
Revenue	$46,006	$308	$—		$46,314
Costs and expenses:
Cost of revenue	16,273	122	563	10	16,958
Sales and marketing	19,488	695	—		20,183
Research and development	10,976	260	—		11,236
General and administrative	7,129	615	—		7,744

Total costs and expenses	53,866	1,692	563		56,121

Operating loss	(7,860)	(1,384)	(563)		(9,807)
Interest income and expense, net	2,284	(61)	(463	)11	1,826
			66	12	—

Loss before income taxes	(5,576)	(1,445)	(960)		(7,981)
Provision for income taxes	228	—	(7	)13	221

Net loss	$(5,804)	$(1,445)	$(953)		$(8,202)

Basic net loss per share	$(0.11)				$(0.15)

Diluted net loss per share	$(0.11)				$(0.15)

Shares used in computing basic net loss per share	54,987				54,987

Shares used in computing diluted net loss per share	54,987				54,987

NOTES TO THE WEBMETHODS, INC. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1: Agreement and Plan of Merger between webMethods and Infravio
On September 27, 2006, we acquired Infravio, Inc., a California corporation (“Infravio”), pursuant to an Agreement and Plan of Merger dated September 8, 2006, for a purchase price of approximately $38 million. Infravio was a leading independent provider of software for service oriented architecture (SOA) registry and governance solutions. SOA governance enforces the policies and procedures that determine how developers and business users leverage and utilize services throughout the entire SOA lifecycle, from initial development and run-time to ongoing changes in the system. Although Infravio had developed technology for SOA registry and governance solutions, it had not generated a significant level of revenues. The addition of Infravio’s SOA registry and governance solutions enables webMethods to offer a more robust and expanded SOA solution to customers, improving our ability to capitalize on a growing SOA-driven pipeline as well as overall competitive positioning through an enhanced webMethods Fabric product suite. Because of the strategic importance of this acquisition and the scarcity of acceptable alternatives, the purchase price exceeded the fair value of Infravio’s net tangible and intangible assets acquired. As a result, we recorded $29.5 million of goodwill in connection with this transaction, which is not deductible for income tax purposes.
The aggregate purchase price for this acquisition includes (i) a cash payment of $36,144,000, of which $5,271,000 is held in escrow, (ii) a $435,000 cash holdback, which is included in accounts payable, subject to purchase price adjustments pursuant to the agreement and payable 18 months from closing, (iii) $2,553,000 in direct acquisition costs, and (iv) $866,000 of fair value of the Infravio stock option plan assumed. The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition as follows:

Infravio
(in
thousands)
Cash and cash equivalents	$368
Accounts receivable	384
Other current assets	257
Property and equipment	114
Accounts payable	(281)
Accrued expenses	(479)
Deferred revenue	(73)
In-process research and development	1,170
Developed technology	7,670
Tradename	490
Customer relationships	80
Non-compete agreements	810
Goodwill	29,488

Total cash purchase price	$39,998

We determined the valuation of the identifiable intangible assets using the income approach. The amounts allocated to the identifiable intangible assets were determined through established valuation techniques accepted in the technology and software industries. The income approach, which includes an analysis of the cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the other identifiable intangible assets. Key assumptions included a discount factor of 18% and estimates of revenue growth, maintenance renewal rates, cost of sales, operating expenses and taxes. The purchase price in excess of the net assets acquired was allocated to goodwill.
As a result of the acquisition, the Company recorded a charge of $1.2 million for in-process research and development and recorded assets related to existing technology. In-process research and development represents in-process technology that, as of the date of the acquisition, had not reached technological feasibility and had no alternative future use. Based on valuation assessments, the value of these projects was determined by estimating the projected net cash flows from the sale of the completed products, reduced by the portion of the revenue attributable to developed technology. The resulting cash flows were then discounted back to their present values at appropriate discount rates. Consideration was given to the stage of completion, complexity of the work completed to date, the difficulty of completing the remaining development and the costs already incurred. The amount allocated to the acquired in-process research and development was immediately expensed in the period the acquisition was completed.

Developed technology represents purchased technology for which development had been completed as of the date of acquisition. This amount was determined using the income approach. This method consisted of estimating future net cash flows attributable to existing technology for a discrete projection period and discounting the net cash flows to their present value. The developed technology will be amortized over its expected useful life of 60 months.
The Company has allocated the purchase price to the acquired tangible and intangible assets and liabilities assumed from Infravio at estimated fair values, considering a number of factors, including the use of an independent appraisal. The Infravio acquisition was completed on September 27, 2006, three days prior to the end of the Company’s second fiscal quarter. Accordingly, the valuation model prepared by our independent appraisers had not been finalized as of the date of this Form 8-K/A. This allocation is subject to revision. Subsequent revisions, if any, are not expected to be material.
In accordance with SFAS 142, “Goodwill and Other Intangible Assets,” all goodwill is associated with our corporate reporting unit, because we do not have multiple reporting units. Accordingly, we perform the impairment assessment required under SFAS 142 at the enterprise level, using our total market capitalization to assess the fair value to the enterprise. We recorded $29.5 million of goodwill related to the acquisition of Infravio in September 2006.
In September 2006, we completed our acquisition of Infravio, Inc. and assumed the Infravio 2000 Stock Option Plan (the Infravio Plan). Vesting of the outstanding options for employees was accelerated prior to the acquisition for each employee that signed an Option Amendment Agreement provided by Infravio’s management. On the date of acquisition, we assumed and converted the outstanding employee stock options into 161,050 webMethods stock option awards, of which 910 stock options were unvested. The fair value of the vested stock options were calculated using the Black-Scholes model with a volatility and risk-free interest rate over the expected term of 18 months, after considering the conversion exercise price compared to webMethods closing stock price was in-the-money. The fair value share price was determined as the average of webMethods closing stock price two days before and after the acquisition was announced. According to SFAS 123R, $866,000, which represents the fair value of the vested stock options we issued in exchange for the assumed Infravio Plan options, is added to the purchase price. The fair value less estimated forfeitures of the unvested options is recorded over the future vesting period, which is equivalent to the requisite service period. The fair value of the new awards were less than the consummation date fair value of the replaced Infravio Plan awards, accordingly, no compensation expense was recorded at the consummation date of the transaction. The fair value of the Infravio Plan awards prior to the consummation date for this comparison was determined using an expected term of 18 months, risk-free interest rate and volatility period equal to that of the new awards and volatility which was estimated using a public company competitor of Infravio with similar operations.
Note 2: Pro forma Adjustments
The selected financial information included in the unaudited pro forma Condensed Combined Statements of Operations and Condensed Combined Balance Sheet are prepared as though the acquisition of Infravio had been completed at the beginning of the periods presented and as of June 30, 2006, respectively. Pro forma adjustments are necessary to reflect (i) the estimated purchase price of the Infravio acquisition and to adjust and record the amounts of Infravio’s tangible and intangible net assets to the preliminary estimate of fair value, (ii) the elimination of the charge for acquired in-process research and development, (iii) eliminate the equity and convertible notes of Infravio, (iv) the elimination of the warrant to purchase redeemable preferred shares, the cumulative effect of accounting principle and fair value adjustment associated with the warrant, (iv) adjustments to include amortization expense related to amortizable intangibles and (v) the reduction in interest income on cash paid for the acquisition and elimination of interest expense related to the convertible debt. The unaudited pro forma financial information gives effect to actual operating results prior to the acquisition. These unaudited pro forma amounts do not purport to be indicative of the results that actually would have been obtained if the acquisition occurred as of the beginning of the period presented or that may be obtained in the future.
There were no inter-company balances or transactions between webMethods and Infravio prior to the date of the acquisition.
The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:
1) Adjustments for the estimated purchase price include: (i) webMethods’ $36,144,000 cash payment, (ii) $435,000 accrued liability for a management carve out escrow, (iii) $866,000 for the fair value of the Infravio 2000 Stock Option Plan assumed by webMethods and (iv) $2,553,000 of capitalized legal and accounting costs directly related to the acquisition of which, $767,000 was accrued as of June 30, 2006.

2) Adjustments to reflect the preliminary estimate of fair value of Infravio identifiable intangible assets acquired of approximately $9,050,000. Those assets consist of $7,670,000 of core developed technology, $490,000 of tradename, $80,000 of customer relationship intangible asset, and $810,000 of non-compete agreement intangible asset. Adjustment also includes $29,488,000 of goodwill which represents the excess of the purchase price over tangible and intangible net assets. Adjustment also includes $755,000 adjustment to goodwill to reflect the difference of the historical net assets of Infravio as of June 30, 2006 compared to the acquisition date net assets of Infravio as of September 27, 2006 reflected in the purchase price.
3) Adjustments to eliminate Infravio’s historical warrant to purchase redeemable convertible preferred stock, redeemable convertible preferred stock, shareholders’ deficit, common stock and accumulated other comprehensive loss.
4) Adjustment to reflect the preliminary estimate of the fair value of Infravio’s in-process research and development of approximately $1,170,000. webMethods recorded an immediate write-off of in-process research and development at the consummation of the acquisition of Infravio. The unaudited pro forma condensed combined statement of operations and comprehensive loss do not include the estimated charge for in-process research and development of approximately $1,170,000 since it is considered a non-recurring charge.
5) Adjustment relates to (i) the elimination of the historical amount of Infravio deferred license revenue and the related cost associated with the deferred revenue. In accordance with Emerging Issues Task Force No. 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree,” as the deferred license revenue of Infravio does not represent a legal performance obligation, no liability was recognized at the consummation date of the business combination and (ii) the preliminary fair value of deferred maintenance and professional services deferred revenue which will be recognized as services are performed and is calculated as the amount equivalent to the estimated cost plus appropriate margin to perform these services.
6) Elimination of convertible notes payable of Infravio and accrued interest expense.
7) One year of amortization of Infravio intangible assets on a straight-line basis over the estimated useful life of amortizable assets. Core developed technology and tradenames are amortized over a five year estimated useful life, customer contract intangible asset is amortized over a one year estimated useful life and covenant not to compete intangible asset is amortized over an 18 month estimated useful life. Pro forma amortization expense is calculated herein using the straight-line method. However, upon completion of our valuation process, we may conclude that certain intangible assets should be amortized using an accelerated method.
8) Adjustment to decrease interest income earned by webMethods for the historical twelve months due to the $36 million cash payment for the acquisition as if the acquisition occurred as of April 1, 2005. The interest foregone was calculated based on a 4.75% risk-free interest rate of a 2 year treasury bill issued on March 31, 2006.
9) Adjustments to eliminate i) interest expense on the bridge loan as if the repayment occurred as of July 1, 2005, and ii) to eliminate interest expense and cumulative effect of change in accounting principle related to the warrants to purchase redeemable convertible preferred stock as if the acquisition occurred on July 1, 2005.
10) Three months of amortization of Infravio intangible assets on a straight-line basis over the estimated useful life of amortizable assets. Core developed technology and tradenames are amortized over a five year estimated useful life, customer contract intangible asset is amortized over a one year estimated useful life and covenant not to compete intangible asset is amortized over an 18 month estimated useful life. Pro forma amortization expense is calculated herein using the straight-line method. However, upon completion of our valuation process, we may conclude that certain intangible assets should be amortized using an accelerated method.
11) Adjustment to decrease interest income earned by webMethods for the historical three months due to the $36 million cash payment for the acquisition as if the acquisition occurred as of April 1, 2006. The interest foregone was calculated based on a 5.13% risk-free interest rate of a 2 year treasury bill issued on June 30, 2006.
12) Adjustments to eliminate i) interest expense on the bridge loan as if the repayment occurred as of April 1, 2006, and ii) to eliminate interest expense related to the warrants to purchase redeemable convertible preferred stock as if the acquisition occurred on July 1, 2005.
13) Adjustment to decrease income tax expense for the impact of the pro forma adjustments, which reduced taxable income subject to U.S. alternative minimum tax rates.
Note 3: Pro Forma Net Income (Loss) Per Share
The pro forma basic and diluted net income (loss) per share are based on the weighted average number of shares of webMethods common stock outstanding and adjusted for the estimated common stock dilution under the treasury stock method for Infravio options assumed.

	Weighted-average shares
	Year Ended	Three Months Ended
	March 31, 2006	June 30, 2006
	(in thousands)
Basic, as reported and pro forma	53,779	54,987

Diluted, as reported	55,045	54,987
Adjustment for new equivalent webMethods shares for Infravio Stock Option Plan assumed	73	—

Diluted, pro forma	55,118	54,987

The following potential common stock equivalents were not included in the diluted net loss per share calculations above because their effect was anti-dilutive for the periods indicated:

	Weighted-average shares
	Year Ended	Three Months Ended
	March 31, 2006	June 30, 2006
	(in thousands)
Anti-dilutive weighted-average common stock shares, as reported	12,892	13,489
Adjustment for new equivalent webMethods shares for Infravio Stock Option Plan assumed	—	52

Anti-dilutive weighted-average common stock shares	12,892	13,541

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).